EXHIBIT 99.1

               Q2 REVENUE A RECORD $8.3 BILLION, UP 23 PERCENT
       Q2 EARNINGS EXCLUDING ACQUISITION-RELATED COSTS* $0.50 PER SHARE
                             ($1.00 PRE-SPLIT)
          Q2 EARNINGS PER SHARE $0.45, POST SPLIT ($0.90 PRE-SPLIT)

All of the share and per share amounts in this release have been adjusted to reflect the 2:1 stock split (to be effected as a special stock distribution) payable July 30 to stockholders of record on July 2.



*Acquisition-related costs consist of one-time write-offs of purchased in-process research and development and the ongoing amortization of goodwill and other acquisition-related intangibles. Other acquisition-related intangibles include, for example, the value of the acquired companies' developed technology, trademarks and workforce-in-place. Earnings excluding acquisition-related costs differ from earnings presented according to generally accepted accounting principles because they exclude these costs.

SANTA CLARA, Calif., July 18, 2000 -- Intel Corporation today announced second quarter revenue of $8.3 billion, a new quarterly record, up 23 percent from the second quarter of 1999 and 4 percent sequentially. The company also had record unit shipments of microprocessors and flash memory in the second quarter.

     For the second quarter, net income excluding acquisition-related costs was $3.5 billion, up 98 percent from the second quarter of 1999 and up 16 percent sequentially. Second quarter earnings excluding acquisition-related costs were $0.50 per share, an increase of 92 percent from $0.26 in the second quarter of 1999, and up 16 percent sequentially.
     Including acquisition-related costs in accordance with generally accepted accounting principles, second quarter net income was $3.1 billion, up 79 percent from the second quarter of 1999 and up 16 percent sequentially. Earnings per share were $0.45, up 80 percent from $0.25 in the second quarter of 1999 and up 15 percent sequentially.
     Acquisition-related costs in the second quarter consisted of $21 million in one-time charges for purchased in-process research and development and $394 million of amortization of goodwill and other acquisition-related intangibles.
     All of the share and per share amounts in this release have been adjusted to reflect the 2-for-1 stock split (to be effected as a special stock distribution) payable July 30 to stockholders of record on July 2. The company expects that its shares will begin to trade on a post-split basis on July 31. All second quarter net income and earnings per share amounts include the previously announced charge to cost of sales for approximately $200 million to cover costs associated with the MTH motherboard replacement program and $2.3 billion of interest and other income.
     "We are very pleased with our record quarterly results in what is normally a seasonally slow quarter," said Craig R. Barrett, president and chief executive officer. "Strong worldwide PC and server demand and better than expected manufacturing performance helped lead the company to greater than 20 percent revenue growth versus the second quarter of last year. We saw strong demand in all business groups, especially for microprocessors, flash memory and networking silicon.
     "Looking forward, we expect to see strong demand continue into the second half. Our recent investments in 0.18-micron process technology will allow us to substantially increase second half supply to help us meet this anticipated strong demand."
     In June, the company announced the Intel(R) Pentium(R) 4 processor brand name for its new generation of desktop microprocessors. Scheduled to be introduced in the second half of 2000, the new Pentium 4 processor is based on revolutionary technology designed for consumers who want to take advantage of the latest Web technologies like broadband, interactive 3-D and streaming audio and video.
     Today, the company said that it would soon begin shipments of its Intel(R) Itanium(TM) processor for systems used by IT end-users in pilot installations, and that the company now expects to begin recording revenue for Itanium processor shipments during the fourth quarter, rather than the third. Pilot systems will be followed by release of generally available system hardware, operating systems environments, and application solutions, following industry practice for enterprise computing systems. Thousands of Itanium processor based development systems have already been shipped to OEM customers, operating systems vendors, independent software vendors, and IT end-users using them for the qualification of systems and development of software.
     During the quarter, the company announced and closed the acquisition of Picazo Communications and Kuck & Associates, Inc. and closed two previously announced acquisitions, Basis Communications Corporation and Voice Technologies Group, Inc. During the quarter, Intel also announced that Visteon Corporation's Ford Microelectronics Inc. design team had joined the company. Background on acquisitions can be found in the Second Quarter Highlights section of this release.
     During the quarter, the company paid its quarterly cash dividend of $0.015 per share (as calculated on a post-split basis). The dividend was paid on June 1, 2000, to stockholders of record on May 7, 2000. During the quarter, Intel's Board of Directors approved an increase in the company's quarterly cash dividend from $0.015 to $0.02, beginning with the dividend payable on September 1, 2000, to stockholders of record on August 7, 2000. Intel has paid a regular quarterly cash dividend for over seven years.
     During the quarter, the company repurchased a total of 16.8 million shares (as calculated on a post-split basis), of common stock, at a cost of $1.0 billion, under an ongoing program. Since the program began in 1990, the company has repurchased 1.4 billion shares at a total cost of $20.2 billion.

                              BUSINESS OUTLOOK
                              ----------------

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers or acquisitions that may be completed after July 1, 2000.

** The company expects revenue for the third quarter of 2000 to be up from second quarter revenue of $8.3 billion.
** The company expects gross margin percentage for the third quarter to be approximately 63 to 64 percent. Based on first half results and current expectations, gross margin percentage for 2000 is now expected to be 63 percent, plus or minus a few points, including the impact of all costs associated with the MTH motherboard replacement program. In the short term, Intel's gross margin percentage varies primarily with revenue levels and product mix as well as changes in unit costs.
** Expenses (R&D, excluding in-process R&D, plus MG&A) in the third quarter of 2000 are expected to be up 7 to 9 percent from second quarter expenses of $2.2 billion, primarily due to higher spending on marketing programs and R&D initiatives in new business areas. Expenses are dependent in part on the level of revenue.
** R&D spending, excluding in-process R&D, is expected to be approximately $4.0 billion for 2000, up from previous guidance of $3.9 billion.
** The company expects interest and other income for the third quarter of 2000 to be approximately $800 million, depending on interest rates, cash balances, equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, and assuming no unanticipated items.
** The tax rate for 2000 is expected to be approximately 31.8 percent, excluding the impact of the previously announced agreement with the Internal Revenue Service and acquisition-related costs, up slightly from previous guidance of 31.7 percent, due primarily to higher than expected realized gains on the sale of equity investments.
** Capital spending for 2000 is expected to be approximately $6.0 billion.

** Depreciation is expected to be approximately $790 million in the third quarter and $3.4 billion for the full year 2000, down from previous guidance of $3.5 billion.
** Amortization of goodwill and other acquisition-related intangibles is expected to be approximately $400 million in the third quarter and $1.5 billion for the full year 2000, up from previous guidance of $1.4 billion.

     The statements by Craig R. Barrett and the above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions and growth in the computing industry in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transition to the 0.18-micron process technology; shortage of manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended April 1, 2000 (Part I, Item 2, Outlook section).

                              INTEL CORPORATION
                  CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                   (In millions, except per share amounts)

                                     Three Months Ended     Six Months Ended
                                     ------------------     ----------------
                                     July 1,    June 26,    July 1,  June 26,
                                      2000       1999        2000      1999
                                    --------  --------    --------  --------
NET REVENUE                         $  8,300  $  6,746    $ 16,293  $ 13,849
                                    --------  --------    --------  --------
Cost of sales                          3,283     2,740       6,272     5,634
Research and development                 971       731       1,922     1,394
Marketing, general and administrative  1,223       924       2,347     1,815
Amortization of goodwill and other
  acquisition-related intangibles        394        31         707        49
Purchased in-process research and
  development                             21         -          83         -
                                    --------  --------    --------  --------
Operating costs and expenses           5,892     4,426      11,331     8,892
                                    --------  --------    --------  --------
OPERATING INCOME                       2,408     2,320       4,962     4,957
Interest and other                     2,341       290       2,981       637
                                    --------  --------    --------  --------
INCOME BEFORE TAXES                    4,749     2,610       7,943     5,594
Income taxes                           1,612       861       2,110     1,846
                                    --------  --------    --------  --------
NET INCOME                          $  3,137  $  1,749    $  5,833  $  3,748
                                    ========  ========    ========  ========

BASIC EARNINGS PER SHARE            $   0.47  $   0.26    $   0.87  $   0.56
                                    ========  ========    ========  ========
DILUTED EARNINGS PER SHARE          $   0.45  $   0.25    $   0.83  $   0.54
                                    ========  ========    ========  ========
COMMON SHARES OUTSTANDING              6,710     6,620       6,697     6,634
COMMON SHARES ASSUMING DILUTION        7,005     6,892       7,000     6,924

Note: Certain prior period amounts have been reclassified to conform with the current presentation.

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of amortization of goodwill and other acquisition-related intangibles as well as in-process research and development. This pro forma information is not prepared in accordance with generally accepted accounting principles.


                                       Three Months Ended   Six Months Ended
                                       ------------------  ------------------
                                        July 1,  June 26,   July 1,  June 26,
                                         2000     1999       2000     1999
                                        -------  --------  -------- --------
Pro forma operating costs and expenses  $ 5,477  $ 4,395   $10,541  $ 8,843
Pro forma operating income              $ 2,823  $ 2,351   $ 5,752  $ 5,006
Net income excluding acquisition-related
  costs                                 $ 3,518  $ 1,780   $ 6,556  $ 3,797
Basic earnings per share excluding
  acquisition-related costs             $  0.52  $  0.27   $  0.98  $  0.57
Diluted earnings per share excluding
  acquisition-related costs             $  0.50  $  0.26   $  0.94  $  0.55

                              INTEL CORPORATION
                    CONSOLIDATED SUMMARY BALANCE SHEET DATA
                    (In millions, except per share amounts)


                                            July 1,   Apr. 1,   Dec. 25,
                                             2000      2000      1999
                                         ---------  ---------  ---------
CURRENT ASSETS
Cash and short-term investments          $ 13,644   $ 11,216   $ 11,788
Accounts receivable                         4,333      3,678      3,700
Inventories:
  Raw materials                               232        224        183
  Work in process                             863        796        755
  Finished goods                              512        517        540
                                         ---------  ---------  ---------
                                            1,607      1,537      1,478
Deferred tax assets and other                 966        977        853
                                         ---------  ---------  ---------
  Total current assets                     20,550     17,408     17,819

Property, plant and equipment, net         12,324     11,879     11,715
Marketable strategic equity securities      6,201      9,809      7,121
Other long-term investments                 1,574      1,163        790
Goodwill and other acquisition-related
  intangibles                               6,240      5,978      4,934
Other assets                                1,631      1,574      1,470
                                         ---------  ---------  ---------
  TOTAL ASSETS                           $ 48,520   $ 47,811   $ 43,849
                                         =========  =========  =========

CURRENT LIABILITIES
Short-term debt                          $    385   $    373   $    230
Accounts payable and accrued liabilities    5,602      4,638      4,565
Deferred income on shipments to
  distributors                                726        548        609
Income taxes payable                        1,623      1,531      1,695
                                         ---------  ---------  ---------
  Total current liabilities                 8,336      7,090      7,099
LONG-TERM DEBT                                870        868        955
DEFERRED TAX LIABILITIES                    2,694      3,750      3,130
PUT WARRANTS                                    -          -        130

STOCKHOLDERS' EQUITY
Common stock and capital in excess
  of par value                               7,941      7,748     7,316
Other stockholders' equity                  28,679     28,355    25,219
                                         ---------  ---------  ---------
  Total stockholders' equity                36,620     36,103    32,535
                                         ---------  ---------  ---------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                  $ 48,520   $ 47,811  $ 43,849
                                         =========  =========  =========